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                                   EXHIBIT 4.2

                                PACER TECHNOLOGY
                            2001 STOCK INCENTIVE PLAN

        This 2001 STOCK INCENTIVE PLAN (the "Plan") is adopted and established by Pacer Technology, a California corporation (the "Company"), effective as of August 8, 2001.

                                    ARTICLE 1

                              PURPOSES OF THE PLAN

        1.1 Purposes. The purposes of the Plan are (a) to enhance the ability of the Company and its Affiliated Companies to attract and retain the services of officers, qualified employees, directors and outside consultants and service providers to the Company, upon whose judgment, initiative and efforts the successful conduct and development of the Company's businesses largely depends, and (b) to provide additional incentives to such persons to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company that coincides with the financial interests of the Company's shareholders.

                                    ARTICLE 2

                                   DEFINITIONS

        For purposes of this Plan, the following terms shall have the meanings indicated:

        2.1 Administrator. "Administrator" means the Board or, if the Board delegates responsibility for any matter to a Committee, the term Administrator shall mean the Committee.

        2.2 Affiliated Company. "Affiliated Company" means any "parent corporation" or "subsidiary corporation" of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.

        2.3 Board. "Board" means the Board of Directors of the Company.

        2.4 Change in Control. "Change in Control" shall mean (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company, other than as a result of the acquisition of voting securities of the Company sold by the Company, solely for cash, in a public offering that has been registered under the 1933 Act on a registration form other than Form S-4 or a Form equivalent thereto; (ii) a merger or consolidation in which the Company is not the surviving entity, unless the persons who were the holders of voting securities of the Company immediately prior to the effectiveness of such merger or consolidation own, immediately after the consummation thereof, securities of the surviving corporation in such transaction, or of the parent company thereof, if any, possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of that surviving corporation or of the parent company thereof (as the case may be); (iii) a merger in which the Company is the surviving corporation but as a result of which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to another person or entity (the "acquiring corporation"), unless the persons who were the holders of voting securities of the Company immediately prior to the effectiveness of such sale, transfer or other disposition own, immediately after the consummation of such transaction, securities of the acquiring corporation, or of its parent company, if any, possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of that acquiring corporation or of the parent company thereof, as the case may be; or (v) adoption by the Company, with the approval of its shareholders, of a plan of complete liquidation or dissolution of the Company.

        2.5 Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.



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        2.6 Committee. "Committee" means a committee of two or more members of the Board to which administration of the Plan is delegated, as set forth in
Section 6.1 hereof.

        2.7 Common Stock. Unless otherwise indicated the term "Common Stock" means the Common Stock, no par value, of the Company, subject to adjustment pursuant to Section 4.2 hereof.

        2.8 Disability. "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator's determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

        2.9 Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        2.10 Exercise Price. "Exercise Price" means the purchase price per share of Common Stock payable upon exercise of an Option.

        2.11 Fair Market Value. "Fair Market Value" on any given date means the value of one share of Common Stock, determined as follows:

               (a) If the Common Stock is then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such NASDAQ market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such NASDAQ market system or such exchange on the next preceding day for which a closing sale price is reported.

               (b) If the Common Stock is not then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

               (c) If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

        2.12 Incentive Option. "Incentive Option" means any Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

        2.13 Incentive Option Agreement. "Incentive Option Agreement" means an Option Agreement with respect to an Incentive Option.

        2.14 NASD Dealer. "NASD Dealer" means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

        2.15 1933 Act. "1933 Act" means the Securities Act of 1933, as amended.

        2.16 Nonqualified Option. "Nonqualified Option" means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Shareholder or because it exceeds the annual limit provided for in Section
5.6 below, it shall to that extent constitute a Nonqualified Option.

        2.17 Nonqualified Option Agreement. "Nonqualified Option Agreement" means an Option Agreement with respect to a Nonqualified Option.

        2.18 Option. "Option" means any option to purchase Common Stock granted pursuant to the Plan.

        2.19 Option Agreement. "Option Agreement" means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

        2.20 Optionee. "Optionee" means an individual or entity that holds an Option granted under this Plan.


        2.21 Participant. "Participant" means an individual or entity that holds an Option granted under the Plan.




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        2.22 Service Provider. "Service Provider" means a consultant or other person or entity the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company (or any entity that is a successor to the Company) or an Affiliated Company has a significant ownership interest.

        2.23 10% Shareholder. "10% Shareholder" means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

                                    ARTICLE 3

                                   ELIGIBILITY

        3.1 Incentive Options. Officers and other key employees of the Company or of an Affiliated Company (including members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

        3.2 Nonqualified Options. Officers and other key employees, and members of the Board of the Company or of an Affiliated Company (whether or not they are employed by the Company or an Affiliated Company), and Service Providers, are eligible to receive Nonqualified Options and to acquire Restricted Stock under the Plan.

        3.3 Limitation on Shares. In no event shall any Optionee be granted Options in any one calendar year pursuant to which the aggregate number of shares of Common Stock that may be acquired thereunder exceeds one hundred thousand (100,000) shares, which shall be subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof.

        3.4 Restrictions Pending Approval of the Plan by Shareholders. Notwithstanding any of the foregoing provisions of this Article 3 or any other provision of this Plan to the contrary, no options shall be granted under this Plan until this Plan has been approved by a majority of the shares present and entitled to vote at a meeting of the Company's shareholders held within 12 months of the date on which this Plan was adopted by the Board.

                                    ARTICLE 4

                                   PLAN SHARES

        4.1 Shares Subject to the Plan. The number of shares of Common Stock that have been authorized for issuance under the Plan is 300,000 shares; provided, that, the number and kind of shares issuable under this Plan shall be subject to adjustment hereafter pursuant to Section 4.2 hereof. For purposes hereof, in the event that (a) all or any portion of any Option granted under the Plan can no longer under any circumstances be exercised, or (b) any shares of Common Stock that were acquired on exercise of an Option granted under the Plan are reacquired by the Company, the shares of Common Stock allocable to the unexercised portion of such Option, or the shares so reacquired, shall again be available for grant or issuance under the Plan.

        4.2 Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a stock split, combination of shares, reclassification, stock dividend, or recaptalization or other similar change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares issuable thereafter under this Plan, and to the number and kind of shares and the price per share subject to outstanding Options or Stock Purchase Agreements, in order to preserve, as nearly as practical, but not to increase, the benefits to Participants under this Plan.



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                                    ARTICLE 5

                                     OPTIONS

        5.1 Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement which shall specify the number of shares subject thereto, the Exercise Price per share, the vesting and termination provisions applicable to such Options and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

        5.2 Exercise Price. The Exercise Price per share of Common Stock covered by each Incentive and each Nonqualified Option shall be determined by the Administrator, but in no event shall such Exercise Price be less than one hundred percent (100%) of Fair Market Value on the date the Option is granted, provided, however, that the Exercise Price of any Option granted to a person that is a 10% Shareholder on the date of grant shall not be less than one hundred ten percent (110%) of Fair Market Value on the date the Option is granted.

        5.3 Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by cash or check; or, subject to the approval of the Administrator by any of the following methods of payment:
(a) the surrender of shares of Common Stock owned by the Optionee (provided that the Shares acquired pursuant to the exercise of Options granted by the Company must have been held by the Optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (b) the Optionee's promissory note in a form and on terms acceptable to the Administrator; (c) the cancellation of indebtedness of the Company to the Optionee; (d) the waiver of compensation due or accrued to the Optionee for services rendered. In addition, provided that a public market for the Common Stock exists, payment may be made by means of: (x) a "same day sale" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (y) a "margin" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company. With the approval of the Administrator, payment may also be made by any combination of the foregoing methods of payment or any other consideration or method of payment, as shall be permitted by applicable corporate laws.

        5.4 Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions as shall be determined by the Administrator in its sole discretion (and which may but need not include, without limitation, the achievement of specified performance goals or objectives); provided, however, that each Option Agreement evidencing the grant of an Option hereunder shall provide that at least 20% of the shares covered by such Option shall become purchasable each year during the term of such Option, so that all 100% of the shares covered by the Option shall have become vested no later than the fifth anniversary of the date of the grant of such Option. The Administrator also shall have discretion, from time to time, to accelerate the vesting of any Options held by Optionee who, at the time of such action, is eligible to be granted Options under this Plan.

        5.5 Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option (whether it is an Incentive Option or a Nonqualified Option) may be exercisable more than ten (10) years after the date it is granted, except that an Incentive Option granted to a person who is a 10% Shareholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted. In the event there is a termination, for any reason, of (i) the employment of any employee of the Company or any Affiliated Company who at the time of such termination is an Optionee, or (ii) the term of office of any non-employee director of the Company who is then an Optionee, then, unless such employee-Optionee is and continues to serve or, within the succeeding 10 days is elected or appointed, as a Director of the Company, or any such Director-Optionee is and continues to be or within the succeeding 10 days is employed as, an employee of the Company or any Affiliated Company):



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               (a) upon any such termination, all unvested options held by such
        Optionee shall automatically terminate without ever having become exercisable;

               (b) if such termination occurred for any reason other than the death or Disability of the Optionee, then any options of such Optionee that had become vested prior to the date of such termination shall continue to be exercisable for the period of time, if any, following such termination as is set forth in such Optionee's Option Agreement, but in no event shall such period of time exceed three (3) months from the date of such termination; and

               (c) if such termination was due to the death or Disability of the Optionee, then any options of such Optionee that had become vested prior to the date of such termination shall continue to be exercisable, by the Optionee's estate or heirs (as the case may be) in the case of the death of the Optionee and, otherwise, by the Optionee, for the period of time, if any, following such termination as is set forth in such Optionee's Option Agreement, but in no event shall such period of time exceed twelve (12) months from the date of such termination;

        5.6 Annual Limitation on Incentive Options. The following shall apply to Incentive Options granted to any Optionee under the Plan, but only to the extent required to provide for "incentive stock option" treatment of such Options under
Section 422 of the Code: The aggregate Fair Market Value (determined as of the time of grant) of the shares of Common Stock that are subject to the Incentive Options granted to such Optionee under this Plan, together with the aggregate Fair Market Value of any other Incentive Options that have been granted to the same Optionee (also determined as of the respective dates of grant thereof) under any other option plan of the Company or any Affiliated Company, that may become exercisable for the first time during any calendar year, shall not exceed $100,000; provided that, notwithstanding anything to the contrary that may be contained in the action taken by the Administrator in granting such Incentive Options or in the Incentive Option Agreements evidencing such grants, the Incentive Options that cause such Fair Market Value to exceed this annual limitation shall be treated as Nonqualified Options.

        5.7 Non-Transferability of Options. No Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee; provided, however, that, in the discretion of the Administrator, any Option may be assigned or transferred in any manner which an "incentive stock option" is permitted to be assigned or transferred under the Code.

        5.8 Rights as Shareholder. An Optionee or permitted transferee of an Optionee shall have no rights or privileges as a shareholder with respect to any shares covered by an Option until the Option has been duly exercised and certificates for the shares purchased have been issued to such Optionee or permitted Transferee.

                                    ARTICLE 6

                           ADMINISTRATION OF THE PLAN

        6.1 Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board (the "Committee"). Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. As used herein, the term "Administrator" means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

        6.2 Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, but subject to the terms and provisions of this Plan, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Incentive Options or Nonqualified Options shall be granted, the number of shares to be represented by each Option and the consideration to be received by the Company upon the exercise thereof; (b) to interpret the Plan and to create, amend or rescind rules and regulations relating to the Plan; (c) to determine the terms, conditions and restrictions contained in Option Agreements evidencing the grant of Options under this Plan; (d) to determine the identity or capacity of any persons who may be entitled to exercise an Optionee's rights under any Option under the Plan; (e) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement;
(f) to accelerate the vesting of any Option held by a person then eligible to receive a grant of Options under the Plan; (g) to extend the exercise date of any Option held by a person then eligible to receive a grant of Options under the Plan; (h) to provide for rights of first refusal and/or repurchase rights;
(i) to amend outstanding Option Agreements to provide for, among other things,



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any change or modification which the Administrator could have provided for upon the grant of an Option or in furtherance of the foregoing powers, provided, however, that no such amendment to any Option Agreement that adversely affects any material rights of the Optionee thereunder entered into with the Optionee prior to the adoption of such amendment shall be effective with respect to the Options granted under such Agreement without the written consent or approval of such Optionee; and (j) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Optionees.

        6.3 Limitation on Liability. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person's conduct in the performance of duties under the Plan.

                                    ARTICLE 7

                                CHANGE IN CONTROL

        7.1 Change in Control. In order to preserve an Optionee's rights in the event of a Change in Control of the Company, (i) if a Change of Control of the Company is consummated, then, the time period relating to the exercise or realization of all outstanding Options shall automatically accelerate effective immediately prior to the consummation of such Change in Control; and (ii) with respect to Options, the Administrator in its discretion may, at any time an Option is granted, or at any time thereafter, take one or more of the following actions: (A) provide for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference, or spread, between (x) the value of the cash or other property that the Optionee would have received pursuant to such Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to such Change in Control transaction and (y) the Exercise Price of such Option, (B) adjust the terms of the Options in a manner determined by the Administrator to reflect the Change in Control, (C) cause the Options to be assumed, or new rights substituted therefor, by another entity, through the continuance of the Plan and the assumption of outstanding Options, or the substitution for such Options of new options of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and Exercise Prices, in which event the Plan and such Options, or the new options substituted therefor, shall continue in the manner and under the terms so provided, or (D) make such other provision as the Administrator may consider equitable. If and to the extent that any of the outstanding Options are not exercised effective immediately prior to the consummation of a Change in Control of the Company, and such Options are not assumed by the company or other entity surviving such Change in Control, then all such unexercised Options shall terminate effective as of the consummation of the Change in Control.

        7.2 Notice of Change in Control. The Administrator shall cause written notice of any proposed Change in Control of the Company to be given to all Optionees not less than fifteen (15) days prior to the anticipated effective date of the proposed Change in Control transaction; provided, however, that the failure to give such notice shall not affect the validity of, nor shall any Optionee have the right to obtain a postponement in the consummation of any such Change in Control transaction by reason of any failure to have given or any delay in having given such notice. Instead, the sole recourse of any Optionee for any such failure of or delay in giving such notice shall be as follows: (i) if the terms of the Change in Control transaction provide for all outstanding Company shares or Options to be converted into a right to receive cash or other property, such Optionee shall be entitled to receive the cash or other property he or she would have received effective as of date of consummation of such Change in Control transaction, had he or she been given such notice and had exercised or surrendered his or her Options effective on or immediately prior to the consummation of such transaction; or (ii) if the Change in Control transaction provides for outstanding Options to be assumed by the surviving or acquiring company or entity in such transaction, to retain such Optionee's Options, and (iii) if the Change in Control transaction provides for the surviving or acquiring company to substitute other options for the Optionee's Options, to receive such substitute options from the surviving or acquiring entity in any such Change in Control Transaction.




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                                    ARTICLE 8

                      AMENDMENT AND TERMINATION OF THE PLAN

        8.1 Amendments. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects, as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially and adversely affect or impair the rights of any Optionee under an outstanding Option Agreement without such Optionee's consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options, which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

        8.2 Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on July 31, 2011, which is within ten years of the date the Plan was adopted by the Board of Directors of the Company. No grants of Options or Restricted Stock may be made under the Plan thereafter, but Option Agreements and Stock Purchase Agreements then outstanding shall continue in effect in accordance with their respective terms.

                                    ARTICLE 9

                                 TAX WITHHOLDING

        9.1 Withholding. The Company shall have the power to withhold, or require an Optionee to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit an Optionee to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Optionee, by (a) directing the Company to apply shares of Common Stock to which the Optionee is entitled as a result of the exercise of an Option or (b) delivering to the Company shares of Common Stock owned by the Optionee. The shares of Common Stock so applied or delivered in satisfaction of the Optionee's tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

                                   ARTICLE 10

                                  MISCELLANEOUS

        10.1 Benefits Not Alienable. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

        10.2 No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Optionee to be consideration for, or an inducement to, or a condition of, the employment of any Optionee. Nothing contained in the Plan shall be deemed to give the right to any Optionee to be retained as an employee of the Company or any Affiliated Company or to limit the right of the Company or any Affiliated Company to discharge any Optionee at any time.

        10.3 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements, except as otherwise provided herein, will be used for general corporate purposes.

                                   ARTICLE 11

                        ADOPTION AND APPROVAL OF THE PLAN

        11.1 Adoption and Approval of the Plan. The Plan was adopted by the Board of Directors on August 8, 2001. Approval of the Plan by the shareholders, which is was required before options can be granted under the Plan, was satisfied on November 13, 2001, which was within one year of the date on which the Plan was adopted by the Board.



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